ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                          DREYFUS FOUNDERS FUNDS, INC.

     Dreyfus Founders Funds, Inc., a corporation organized and existing under the Corporations and Associations Law of the State of Maryland ("Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Article Second of the Articles of Amendment to the Articles of Incorporation effective December 31, 1999 of the Corporation is hereby amended by changing the name of the Corporation's series of stock presently designated as Dreyfus Founders Growth and Income Fund to Dreyfus Founders Equity Growth Fund.

     SECOND: The foregoing amendment was duly adopted in accordance with the requirements of Sections 2-408 and 2-605(a) of the Corporations and Associations Code of the State of Maryland by a majority of the Board of Directors of the Corporation at a meeting held on November 12, 2004.

     THIRD: These Articles of Amendment are limited to changes expressly authorized by Section 2-605(a) of the Corporations and Associations Code of the State of Maryland and may be made without action by the Corporation's stockholders.

     FOURTH: A description of the classes of shares of the Corporation, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the classes or series of stock of the Corporation is as outlined in the Articles of Incorporation of the Corporation and has not been changed by this Amendment.

     FIFTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

     SIXTH: These Articles of Amendment shall be effective as of December 22, 2004.


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     IN WITNESS WHEREOF,  Dreyfus Founders Funds, Inc. has caused these presents to be signed in its name on its behalf by the President of the Corporation and attested to by the Corporation's Secretary on this 13th day of December, 2004, and hereby acknowledges the same to be his act, and further acknowledges that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all materials respects, under penalties of perjury.

                                    DREYFUS FOUNDERS FUNDS, INC.



                                    By: /s/ Richard W. Sabo
                                        -------------------
                                        Richard W. Sabo
                                        President

ATTEST:

/s/ Kenneth R. Christoffersen
-----------------------------
Kenneth R. Christoffersen
Secretary